Exhibit 5.1

Michael E. Tenta

+1 650 843 5636

mtenta@cooley.com

November 8, 2021

Surrozen, Inc.

171 Oyster Point Blvd, Suite 400

South San Francisco, CA 94080

Re:	Surrozen, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Surrozen, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of common stock, par value of $0.0001 per share (the “Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of up to 144,667 shares (the “Private Warrant Shares”) of Common Stock upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;

(ii)	the issuance of up to 4,006,657 shares (the “PIPE Warrant Shares”) of Common Stock upon the exercise of certain outstanding warrants (the “PIPE Warrants”) by the holders thereof;

(iii)

the issuance of up to 3,066,667 shares of Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares and the PIPE Warrant Shares, the “Warrant Shares”) upon the exercise of certain outstanding warrants (the “Public Warrants” and, together with the Private Warrants and the PIPE Warrants, the “Warrants”) by the holders thereof;

(iv)	the resale of up to 31,612,349 shares of Common Stock (the “Selling Stockholder Shares”) by the selling stockholders named in the Prospectus or their permitted transferees consisting of:

•	12,020,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (the “PIPE Subscription Agreements”) entered into on April 15, 2021;

•

1,885,000 shares of Common Stock of which (i) 434,000 of such shares were issued in a private placement in connection with the Company’s initial public offering (“IPO”) pursuant to that certain Private Placement Units Purchase Agreement, dated as of November 18, 2020 (the “Units Purchase Agreement”) and (ii) 1,451,000 of such shares were initially issued to the Consonance Life Sciences, LLC (the “Sponsor”) to cover offering and formation costs of the Company, each reflecting subsequent forfeitures;

Cooley LLP 3175 Hanover Street, Palo Alto, California 94304

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Surrozen, Inc. November 8, 2021 Page Two

•	90,000 shares of Common Stock issued to the Sponsor and transferred by the Sponsor to the independent directors of Consonance-HFW Acquisition Corp.;

•	up to 144,667 shares of Common Stock issuable upon exercise of the Private Warrants;

•	up to 4,006,657 shares of Common Stock issuable upon exercise of the PIPE Warrants;

•	up to 1,349,943 shares of Common Stock (the “Option Shares’) issuable upon the exercise of stock options (the “Stock Options”);

•	11,866,083 shares of Common Stock issued to certain securityholders of Surrozen Operating, Inc. pursuant to the Business Combination Agreement (the “BCA”) entered into on April 15, 2021; and

•	up to 249,999 shares of Common Stock (the “Legacy Warrant Shares”) issuable upon the exercise of certain warrants (the “Legacy Warrants”) assumed by the Company pursuant to the BCA.

(v)	the resale of up to 144,667 Private Warrants; and

(vi)	the resale of up to 4,006,657 PIPE Warrants (and together with the Private Warrants, the “Resale Warrants”).

The Warrants were issued pursuant to a Warrant Agreement, dated October 1, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Warrant Agreement, and (d) originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (the “Domestication”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388 and to authorize

Cooley LLP 3175 Hanover Street, Palo Alto, California 94304

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Surrozen, Inc. November 8, 2021 Page Three

the issuance of its shares prior to the Domestication, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication were validly issued, fully paid and nonassessable and (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication, including those effected or to be effected pursuant to the Warrants, the Stock Options, the Legacy Warrants, the Units Purchase Agreement, the PIPE Subscription Agreements and the BCA were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

With respect to the Warrants, the Warrant Shares, the Option Shares and the Legacy Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, the Option Shares and the Legacy Warrant Shares and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, the Stock Options and the Legacy Warrants, may cause the number of Warrant Shares, Option Share or Legacy Warrant Shares issuable upon exercise of the Warrants, the Stock Options or the Legacy Warrants to be exercisable for more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed the exercise price of the Warrants, the Stock Options or the Legacy Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Resale Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Cooley LLP 3175 Hanover Street, Palo Alto, California 94304

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Surrozen, Inc. November 8, 2021 Page Four

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Resale Warrants constitute valid and binding obligations of the Company.

3.	The Selling Stockholder Shares, other than any Warrant Shares, Option Shares or Legacy Warrant Shares included in the Selling Stockholder Shares, are validly issued, fully paid and non-assessable.

4.

Any Warrant Shares, Option Shares or Legacy Warrant Shares included in the Selling Stockholder Shares, when paid for in accordance with the terms of the Warrants, the Stock Options or the Legacy Warrants, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP 3175 Hanover Street, Palo Alto, California 94304

t: (650) 843-5000 f: (650) 849-7400 cooley.com